STOCK PURCHASE AGREEMENT

Among

OXFORD CITY FOOTBALL CLUB, INC.

(as Buyer)

and

ACADEMY OF HEALING ARTS, MASSAGE & FACIAL SKIN, INC.

(as the AHA Company)

and

ANJO OF SKYLAKE, INC.

(as the AOS Company)

and

ANGELA K. ARTEMIK

(as the Stockholder)

TABLE OF CONTENTS

1		DELIVERY OF SHARES; ENDORSEMENT OF THE COMPANY STOCK.	1
	(a)	Delivery of Shares	1
	(b)	Endorsement of the Company Stock	2
	(c)	Management Option to Purchase Additional Shares	2
2		PURCHASE PRICE.	2
	(a)	Stock Purchase Price	2
	(b)	Closing Amount	2
	(c)	Remainder Stock Purchase Price	2
3		CLOSING	3
	(a)	Closing	3
	(b)	Stockholder Closing Deliverables	3
	(c)	At the Closing, Buyer shall deliver to Stockholder	3
4		REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER AND THE COMPANIES	4
	(a)	Organization; Authority	4
	(b)	Equity Ownership	4
	(c)	Capitalization	4
	(d)	Predecessor Entities; Trade Names	5
	(e)	Financial Statements	5
	(f)	Liabilities	5
	(g)	Accounts Receivable	5
	(h)	Proprietary Rights; Environmental Documents	6
	(i)	Real Property; Reporting	6
	(j)	Personal Property	7
	(k)	Contracts	7
	(l)	Insurance Policies	8
	(m)	Employees; Compensation	8
	(n)	Employee Plans	9
	(o)	Compliance with Law; No Conflicts	9
	(p)	Taxes	9
	(q)	Litigation	10
	(r)	Conduct of Business	10
	(s)	Hazardous Materials	11
	(t)	Absence of Certain Business Practices	11
	(u)	No Brokers	11
	(v)	Insolvency	11
	(w)	Officers and Bank Accounts	11
	(x)	Trade Relations	11
	(y)	Indebtedness	11
5		REPRESENTATIONS AND WARRANTIES OF BUYER	12
	(a)	Corporate Organization	12
	(b)	Corporate Authority	12

	(c)	No Conflicts	12
	(d)	Binding Agreement	12
	(e)	No Brokers	13
	(f)	Insolvency	13
6		CLOSING CONDITIONS	13
7		POST CLOSING COVENANTS	13
	(a)	Tax Matters	13
	(b)	Further Assurance	15
	(c)	Books and Records	15
	(d)	Amendment to Employment Agreement	15
	(e)	Pursuit of Application	16
	(f)	No Issuance	16
	(g)	Survival	16
8		INDEMNIFICATION	16
	(a)	Indemnification by Stockholder	16
	(b)	Indemnification by Buyer	17
	(c)	Procedure for Indemnification with Respect to Third-Party Claims	17
	(d)	No Consequential Damages	18
	(e)	Survival	18
9		NONDISCLOSURE OF CONFIDENTIAL INFORMATION AND NON-COMPETE	19
	(a)	Nondisclosure by Stockholder	19
	(b)	Noncompetition	19
	(c)	Modification of Covenant	19
	(d)	Public Announcements	20
10		GENERAL	20
	(a)	Assignment; Amendment	20
	(b)	Third-Party Beneficiary	20
	(c)	Entire Agreement	20
	(d)	Counterparts	20
	(e)	Expenses of Transaction	20
	(f)	Notices	21
	(g)	Governing Law; Choice of Forum	21
	(h)	Proceeding	21
	(i)	Trial	22
	(j)	No Waiver	22
	(k)	Time of the Essence	22
	(l)	Captions	22
	(m)	Severability	22
	(n)	Construction	22

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is executed and delivered as of May 27, 2014 (the “Effective Date”), among OXFORD CITY FOOTBALL CLUB, INC., a Florida corporation (“Buyer”); and ACADEMY OF HEALING ARTS, MASSAGE & FACIAL SKIN, INC., a Florida corporation (the “AHA Company”); and ANJO OF SKYLAKE, INC., a Florida corporation (the “AOS Company” and, together with the AHA Company, the “Companies”) and ANGELA K. ARTEMIK, an individual residing in Florida (“Stockholder” or “Stockholders”).

W I T N E S S E T H:

WHEREAS, the AHA Company owns and operates an educational institution primarily with respect to the training of students for careers in healing and massage therapy (collectively, the “AHA Business”) and accredited by a number of institutions, including, without limitation, the Accrediting Commission of Career Schools and Colleges (the “ACCSC”);

WHEREAS, the AOS Company owns and operates real property (collectively, the “AOS Business” and, together with the AHA Business, the “Business”) located at 3141 South Military Trail, Lake Worth, Florida 33463 (the “Building”) and currently leased to the AHA Company for the conduct of the AHA Business pursuant to a written agreement of lease (the “Lease”);

WHEREAS, Stockholder owns all of the issued and outstanding shares of the capital stock of each of the Companies; and

WHEREAS, Buyer desires to acquire all of the issued and outstanding shares of the capital stock of the Companies, directly or indirectly, from Stockholder, and Stockholder desires to sell such shares to Buyer as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties and obligations herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

All capitalized terms shall have the meanings assigned to them in Exhibit A hereto.

1.                   DELIVERY OF SHARES; ENDORSEMENT OF THE COMPANY STOCK.

(a)                 Delivery of Shares. Upon the terms and subject to the conditions set forth in this Agreement, Stockholder shall, at the Closing, sell, assign, transfer and deliver to Buyer (i) forty nine percent (49%) of the issued and outstanding shares of stock of the AHA Company (collectively, the “AHA Stock”); and (ii) all of the issued and outstanding shares of stock of the AOS Company (collectively, the “AOS Stock” and, together with the AHA Stock, the “Stock”). Stockholder shall transfer the Stock to Buyer at the Closing, free and clear of all liens, security interests, encumbrances, adverse claims, mortgages, deeds of trust, pledges, charges, voting trusts, equities, restrictions (including restrictions on transfer of any nature whatsoever) and any similar right of any kind whatsoever (collectively, “Adverse Claims”).

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(b)                 Endorsement of the Company Stock. Stockholder shall deliver at Closing the certificates representing the Stock, duly endorsed in blank by Stockholder or accompanied by duly executed stock powers. Stockholder, at its sole expense, agrees to cure (both before and after Closing) any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Stock or with respect to the stock powers accompanying the Stock.

(c)                 Management Option to Purchase Additional Shares. Notwithstanding any provision of this Agreement to the contrary, the parties acknowledge and agree that Buyer shall not have the power or authority to control the management or operations of the AHA Company upon its acquisition of the AHA Stock. In the event that the Application (as defined below) is approved by the ACCSC (the “Approval”), Buyer shall have the right (the “Remainder Right”), but not the obligation, to purchase all of the remaining issued and outstanding stock of the AHA Company (the “Remainder Stock”) upon written notice to the parties hereto within ninety (90) days of receipt of Buyer’s receipt of written notice of the Approval upon the terms and conditions set forth below.

2.                   PURCHASE PRICE.

(a)                 Stock Purchase Price. The aggregate purchase price for the AHA Stock (the “AHA Stock Purchase Price”) is Thirty Five Thousand Nine Hundred Twenty Two and 00/100 Dollars ($35,922.00). The aggregate purchase price for the AOS Stock (the “AOS Stock Purchase Price” and, together with the AHA Stock Purchase Price, the “Purchase Price”) is One Hundred Forty Nine Thousand Seventy Nine and 00/100 Dollars ($149,079.00) and Three Hundred Eighty Seven Thousand Two Hundred Fourteen (387,214) shares of Buyer’s common stock (the “AOS Buyer Stock”), which stock shall be “restricted 7 years from the date issued” stock issued in all compliance with Applicable Law in all respects, including, without limitation, pursuant to Rule 144 promulgated pursuant to the Securities Exchange Act of 1934. In the event that the AOS Buyer Stock may not be issued to Stockholder pursuant to Applicable Law, then the Purchase Price shall represent the full consideration for the Stock.

(b)                 Closing Amount. At the Closing, Buyer shall pay to Stockholder the Purchase Price in cash by wire transfer to an account designated by Stockholder on Exhibit B.

(c)                 Remainder Stock Purchase Price. In the event that Buyer elects to exercise the Remainder Right, Buyer shall pay to Stockholder or to its heirs, successors and assigns, Two Hundred Thousand and 00/100 Dollars ($200,000.00) and Six Hundred Twelve Thousand Seven Hundred Eighty Six (612,786) shares of Buyer’s common stock (the “Remainder Buyer Stock”), which stock shall be “restricted” stock issued in all compliance with Applicable Law in all respects, including, without limitation, pursuant to Rule 144 promulgated pursuant to the Securities Exchange Act of 1934. In the event that the Remainder Buyer Stock may not be issued to Stockholder pursuant to Applicable Law, then cash consideration set forth above shall represent the full consideration for the Stock.

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3.                   CLOSING.

(a)                 Closing. Unless the Parties agree otherwise, the closing of the transaction contemplated by Section 1(a) (the “Closing”) shall take place immediately following the execution of this Agreement. Unless the Parties agree otherwise, the Closing shall take place at the offices of Buyer; provided that the Closing may, at Buyer’s election, by accomplished by the exchange of electronic signatures and documents. The date on which the Closing occurs shall be referred to as the “Closing Date.” The Closing and all related actions to be taken at Closing shall be deemed to have occurred simultaneous on the Closing Date.

(b)                 Stockholder Closing Deliverables. At the Closing, Stockholder shall deliver to Buyer:

(i)                   the certificates representing the respective Stock, duly endorsed in blank by such Stockholder or accompanied by duly executed stock powers;

(ii)                 written resignations of each director, manager and officer of the AOS Company, except as expressly set forth in Section 6, effective as of the Closing;

(iii)                a certificate, in a form reasonably acceptable to Buyer and dated as of the Closing Date, of the Secretary or an Assistant Secretary of the Companies, certifying that attached thereto are true and complete copies of the Charter Documents for the Companies and all resolutions adopted by the board of directors or other governing body of the Companies authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and the names and signatures of the party authorized to sign this Agreement and the Transaction Documents;

(iv)               certificates, dated as of the Closing Date, duly issued by the appropriate Governmental Authority or authorities showing that each Company is in good standing in the jurisdiction of its incorporation, organization or formation, as applicable, and each other State in which such Company is qualified to do business as a foreign entity;

(v)                 an instrument, in a form reasonably acceptable to Buyer and dated as of the Closing Date, releasing the Companies and Buyer from any and all claims of Stockholder or its Affiliates against the Companies and Buyer arising out of events which occurred prior to the Closing (including any claims pursuant to this Agreement as of the Closing Date, but not thereafter);

(vi)               all other documents required to be delivered by Stockholder on or prior to the Closing Date pursuant to this Agreement.

(c)                 At the Closing, Buyer shall deliver to Stockholder:

(i)                   the Purchase Price; and

(ii)                 all other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

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4.                   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER AND THE COMPANIES. Each Company, as to the time period up to and including Closing only, and Stockholder, jointly and severally, represent and warrant to Buyer that the statements contained in this Article 4: (i) are correct and complete as of the Effective Date; (ii) will be correct and complete as of the Closing Date (if different than the date hereof) and (iii) shall survive the Closing.

(a)                 Organization; Authority.

(i)                   Each Company is a corporation, and is duly incorporated, organized or formed, as applicable, pursuant to the laws of the State of Florida, and is validly existing and in good standing under the laws of the State of Florida, and is now and has been at all times since its creation, duly authorized, qualified and licensed under all Applicable Laws to carry on its businesses in the places and in the manner as conducted at the time such activities were conducted. True, correct and complete copies of the Company’s Charter Documents, each as amended, are attached hereto as Schedule 4(a)(i).

(ii)                 Each Company and Stockholder has the corporate or individual power and authority to execute and delivery, and bind it to the terms of, this Agreement and each Transaction Document, to perform its obligations hereunder and thereunder and to consummate the transaction contemplated of it hereby and thereby. Each Company and Stockholder has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement and each Transaction Document and the consummation of any transactions contemplated hereby or thereby. All corporate action by each Company and Stockholder necessary to approve the transactions contemplated by this Agreement and the Transaction Documents (including director and shareholder, approvals, if necessary) have been taken.

(iii)                This Agreement and each Transaction Document has been duly executed and delivered by each Company and Stockholder and is each a binding and valid obligation of such Party (assuming the due execution and delivery by each other Party thereto, if any), enforceable against each Company and Stockholder, as applicable, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

(iv)               Each Company has the corporate power and authority required to own, lease and operate its assets and to carry on its Business as now being conducted.

(b)                 Equity Ownership. All of the Stock is owned of record and beneficially, and good and valid title to the Stock is held, by Stockholder, free and clear of all Adverse Claims. The AOS Stock constitutes all the stock or other equity interest in the AOS Company, and the AHA Stock and the Remainder Stock, together, constitute all the stock or other equity interest in the AHA Company. At Closing, Buyer will receive from Stockholder good and valid title in the Stock, free and clear of all Adverse Claims.

(c)                 Capitalization. The authorized capital of each Company, and the ownership of Stock by Stockholder, is as set forth on Schedule 4(c). All of the Stock and the Remainder Stock has been duly authorized and validly issued, is fully paid and nonassessable, was offered, issued, sold and delivered in compliance with all Applicable Laws concerning the issuance of securities and no Stock or Remainder Stock was issued pursuant to awards, grants or bonuses nor in violation of the preemptive rights of any past or present stockholder or equityholder. The Company has never acquired any treasury stock. Neither the Stock, the Remainder Stock nor any Company is subject to any subscriptions, options, warrants, puts, calls, conversion rights, or other commitments of any kind which obligate a Company to issue capital stock or otherwise relate to the sale or transfer of any securities or other equity interests in such Company (whether debt or equity). Neither the Stock, the Remainder Stock nor any Company is subject to any proxy, agreement regarding dividends, voting trust, voting agreement or other agreement with respect to the voting or any pledge agreement, buy-sell agreement, right of first refusal or offer, tag along right, contractual transfer restriction or preemptive right. In addition, neither Company has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither Company has agreed to register any securities under the Act, or under any state securities law.

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(d)                 Predecessor Entities; Trade Names. Except as set forth on Schedule 4(d), neither Company has directly or indirectly participated in any manner in any joint venture, partnership or other Person. Also set forth on Schedule 4(d) is a list of all prior legal names of each Company, and all trade names and “doing business as” names of each Company.

(e)                 Financial Statements. Attached as Schedule 4(e) are copies of each Company’s audited financial statements for the years ended December 31, 2012 and December 31, 2013 (the “Financial Statements”). Except as expressly set forth on Schedule 4(e), each of the Financial Statements has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Each of the Financial Statements is true, complete and correct in all material respects. All reserves for contingent risks have been estimated and reflected in the Financial Statements in accordance with GAAP. The Financial Statements are consistent with the books and records of each Company. The Financial Statements present fairly, in all material respects, the financial position of each Company as of the date thereof, and the results of operations, cash flows and equity of each Company for the period covered thereby.

(f)                  Liabilities. Attached hereto as Schedule 4(f) is a complete and accurate list of all Liabilities of each Company (excluding obligations arising under this Agreement, which are not individually reflected in the Financial Statements), together with, in the case of those Liabilities the amounts of which are not fixed, a good faith estimate of the maximum amount which will be payable therefor.

(g)                 Accounts Receivable. Attached as Schedule 4(g) is a complete and accurate list of all accounts and notes receivable of each Company as of the date set forth in such schedule, including receivables from and advances to employees and Stockholder. Also attached as Schedule 4(g) is an aging of all accounts and notes receivable of each Company showing amounts due in thirty (30) day aging categories. All accounts and notes receivable reflected in the Financial Statements and all accounts and notes receivable arising subsequent to the date of the Financial Statements (i) represent valid obligations arising from sales made or services rendered by each Company in the ordinary course of business and (ii) are the bona fide obligations of the account debtor in accordance with their terms. The reserves for the accounts and notes receivable set forth in the Financial Statements have been calculated in the ordinary course of business and there are no facts or circumstances that are reasonably likely to result in any increase in the uncollectability of any such receivables in excess of any reserve therefor set forth in the Financial Statements.

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(h)                 Proprietary Rights; Environmental Documents.

(i)                   Attached as Schedule 4(h) is a complete and accurate list and summary description of all trademarks, trade names, patents, patent applications, copyrights, domain names, social media accounts or identities and other intellectual property owned or held by each Company (collectively, the “Intellectual Property”). Each Company possesses adequate rights (either through ownership or a perpetual, irrevocable, royalty-free, fully-paid up license) to use all Intellectual Property. No Intellectual Property has been claimed to or otherwise infringes on the rights of any Person. All Intellectual Property is valid, in good standing and in full force and effect. The Intellectual Property represents the only intellectual property, as applicable, necessary for, or used in, the operation of the Business as presently.

(ii)                 Stockholder has made available to Buyer for its inspection all (A) reports, notifications, Governmental Approvals, pending permit applications, licenses and pending license applications, environmental impact studies, assessments and audits relating to each Company, and (B) notifications from Governmental Authorities and any other Person received by Stockholder or any Company relating to: (1) each actual or overtly threatened violation of Applicable Laws by either Company or otherwise relating to its Business and all, if any, claims thereof; (2) each actual or overtly threatened claim or lawsuit against Stockholder, either Company or affecting or relating to the Business; and (3) the present or past environmental condition of the Building and any Land (collectively, the “Environmental Documents”).

(i)                   Real Property; Reporting.

(i)                   Schedule 4(i) sets forth all real property owned in fee simple by each Company (the “Owned Land”) and all real property leased by each Company (the “Leased Land” and collectively with the Owned Land, the “Land”). Neither Company owns or has ever owned any real property other than the Owned Land. The AHA Company has a valid leasehold interest in, the Leased Land, in each case, free and clear of all Adverse Claims, and the Land is the only real property necessary for, or used in, the Business.

(ii)                 Set forth on Schedule 4(i) are correct and complete descriptions of or copies of each lease for Leased Land and the expiration date for such lease. With respect to each lease for the Leased Land:

(A)                each such lease is legal, valid, binding, enforceable and in full force and effect with respect to the AHA Company and the other parties thereto and represents the entire agreement between the respective the parties thereto with respect to such Leased Land;

(B)                neither the AHA Company nor Stockholders have: (1) received any notice of cancellation or termination under any such lease, or (2) received any notice of a breach or default under any such lease, which breach or defaults has not been cured; and

(iii)                The AHA Company presently enjoys peaceful and quiet possession of the Leased Land.

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(j)                  Personal Property.

(i)                   Attached as Schedule 4(j) is a complete and accurate list and a complete description as of all personal property of each Company, including true and correct copies of leases for equipment and other personal property, if any, used in the operation of the Business. Except for an inventory of obsolete inventory held in storage, all of such personal property is suitable for its current use and is maintained in good condition ordinary wear and tear excepted.

(ii)                 Except as set forth in Schedule 4(j), each Company has good, valid and marketable title to, or a valid leasehold interest in, all equipment, facilities, vehicles and other tangible and intangible personal assets, interests and rights (A) reflected in the Financial Statements or acquired after the date thereof by such Company or (B) otherwise necessary to operate the Business, in each case, free and clear of all Adverse Claims except for Permitted Encumbrances.

(k)                 Contracts. Attached as Schedule 4(k) is a complete and accurate list of the following types of Contracts to which the Company is a party or by which each Company or its properties are bound (collectively, “Material Contracts”), which list shall include, at a minimum, the names of each party to each Material Contract:

(i)                   waste collection, treatment and disposal Contracts or any lease of equipment or personal property;

(ii)                 joint venture, shareholder, registration rights, partnership agreements or similar Contracts;

(iii)                collective bargaining Contracts with any labor organizations;

(iv)               loan agreements or any notes, debentures, bonds, equipment trusts, letters of credit, or other Contracts for or evidencing Indebtedness;

(v)                 indemnity or guaranty agreements, bonds or mortgages;

(vi)               options to purchase land;

(vii)              liens, pledges or other security agreements;

(viii)            agreements for the employment of any individual;

(ix)               consulting agreements;

(x)                 any Contract or other agreement restricting or requiring approval of the transactions contemplated hereby;

(xi)               any Contract with a Governmental Authority (other than Governmental Approvals);

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(xii)              any Contract between any Company and Stockholder or any Affiliate of a Stockholder;

(xiii)            any Contract giving the right to acquire directly or indirectly any ownership interest in, or containing any obligation or requirement to provide for or to make any investment in, any Person or property;

(xiv)            any Contract containing a covenant not to compete or other covenant restricting the engagement in any line of business, acquisition of any property, development or distribution of any product or provision of any service or covenant regarding exclusivity or “most favored nation” arrangements;

(xv)             any Contract with a term that exceeds one (1) year;

(xvi)            any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar Contract;

(xvii)          any Contract for ownership or licensing of intellectual property; and

(xviii)         any other Contract, of any nature, that is material to any Company or its Business.

No Material Contract has been materially modified, altered, or otherwise amended and there have been no waivers, oral agreements, representations or other statements with relation to any Material Contract, except as described in Schedule 4(k). There is no default by any party to any Material Contract and each Material Contract is in full force and effect. No action is required in order for all Material Contracts to remain full force and effect after Closing as a result of the Closing. True, correct and complete copies of each Material Contract have been delivered to Buyer. Schedule 4(k) sets forth the expiration date for each Material Contract.

(l)                   Insurance Policies. Attached as Schedule 4(l) is a complete and accurate list of all insurance policies that cover each Company, its assets or any Employee, director or officer of any Company, in each case, as of the Effective Date (a “Policy”), and an accurate and complete list of any pending claims, and the aggregate amount of any claims paid out, under each Policy. The Companies have delivered to Buyer a complete and accurate copy of each Policy. To Stockholder’s Knowledge, all Policies are in full force and effect and shall remain in full force and effect through the Closing Date. All premiums due under each Policy have been paid in full, and none of the Companies, Stockholder or their Affiliates have received a written notice of cancellation or termination of any Policy. The Policies evidence all insurance required by the Companies pursuant to the any Material Contract or any Applicable Law.

(m)               Employees; Compensation. Attached as Schedule 4(m) is a complete and accurate list of all employees who have rendered services on behalf of the Companies and the compensation payable to such employees as of the Effective Date. The Stockholder is an Employee of the AHA Company. Each employee set forth on Schedule 4(m) is an employee at will and there are no collective bargaining agreements affecting any Employee or employee set forth on Schedule 4(m). There is no pending or threatened labor dispute involving either Company and any group of its employees nor has any Company experienced any labor interruptions over the past three years. Neither Company has an employee other than an Employee.

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(n)                 Employee Plans. The Companies do not maintain any employee benefit plans, employee welfare benefit plans, employee pension benefit plans, multi-employer plans or multiple-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of ERISA) (collectively, the “Employee Benefit Plans”). There are no agreements containing “golden parachute” provisions and deferred compensation agreements of the Employees covered thereby.

(o)                 Compliance with Law; No Conflicts.

(i)                   Except as disclosed in Schedule 4(o), each Company has in the past complied in all material respects with, and is now in compliance in all material respects, with, all Applicable Laws. Neither the Companies nor Stockholder have received any notice that either Company is under investigation or other form of review with respect to any Applicable Law.

(ii)                 The execution, delivery and performance of this Agreement and each Transaction Document by the Companies and Stockholder, the consummation of any transactions herein referred to or contemplated hereby or thereby by the Companies and Stockholder and the fulfillment of the terms hereof and thereof by the Companies and Stockholders will not:

(A)                conflict with, or result in a breach or violation of any Charter Document of a Company;

(B)                conflict with, or result in a breach under any document, agreement or other instrument to which a Company or Stockholder is a party or which its assets are bound, or result in the creation or imposition of any Adverse Claim on any property of a Company or Stockholder;

(C)                violate in any material respect any Applicable Law (in effect as of the Effective Date or the Closing Date, as applicable) applicable to a Company or Stockholder; or

(D)                require any notices to, consents of or filings with any Governmental Authority or other third Person, except those set forth in Schedule 4(o) (collectively, the “Stockholder Required Approvals”).

(p)                 Taxes. Each Company and Stockholder have duly and timely filed each Tax Return required to be filed with any Tax Authority (or have timely and properly filed valid extensions of time with respect to the filing thereof) on or prior to the Closing Date, and have paid all Taxes shown as due and payable thereon. All such Tax Returns are true, complete and correct in all material respects. Each of the Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other Person. As to each Tax Period for which the statute of limitations on assessments has not yet expired as to a given Tax, neither Company is a party to or bound by any Tax sharing agreement.

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(q)                 Litigation. Except as set forth on Schedule 4(q), there is no claim, litigation, action, suit or proceeding, investigation, formal arbitration, informal arbitration or mediation, administrative, judicial or other review, pending or, to Stockholder’s knowledge, threatened against the Business or the Companies or otherwise relating to the business or affairs of the Companies (or against Stockholder that could, individually or in the aggregate, reasonably be expected have a Material Adverse Effect), at law or in equity, before any Governmental Authority; no notice of any of the above has been received by either Company or Stockholder; and no facts or circumstances exist which would give rise to any of the foregoing which if adversely determined would have a Material Adverse Effect. Also listed on Schedule 4(q) are all instances where a Company or Stockholder is the plaintiff, or complaining or moving party, under any of the above types of proceedings or otherwise. There is no material indemnity claim against a Company that is pending or threatened in writing. There is no material unsatisfied Governmental Order against any Company.

(r)                  Conduct of Business. Since December 31, 2013, there has not been any:

(i)                   event, occurrence, fact, condition or change that, individually or in the aggregate, has or would have a Material Adverse Effect;

(ii)                 change in the authorized capital or the equity ownership of either Company or grant of any subscriptions, options, warrants, puts, calls, conversion rights or other commitments or similar rights related to the equity interests of the Company;

(iii)                execution of any material Contract or the payment, incurrence or agreement to incur any Liability (including any capital expenditures) by a Company in excess of $10,000.00 (as determined individually or in the aggregate with each other Liability of the Company), other than payments required under Material Contracts.

(iv)               increase in the compensation, benefits, bonus, sales commissions or fee arrangements payable or to become payable by a Company to any Employee, shareholder, officer or director of such Company, except as set forth in the Transaction Documents;

(v)                 work interruption, labor grievance or claim filed with respect to a Company;

(vi)               sale or transfer of, or any agreement to sell or transfer, any material assets, property or rights of a Company to any Person not in the ordinary course of business, including all agreements with Stockholder or with Affiliates;

(vii)              plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets, property or rights of a Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(viii)            breach of, amendment to, waiver of any provision of, termination or expiration of any Contract or Governmental Approval of a Company;

(ix)               transaction outside the ordinary course of the Business;

(x)                 amendment to any Charter Document of a Company;

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(xi)               other material occurrence, event, incident, action or failure to act outside the ordinary course of the Business; or

(xii)              action by a Company, Stockholder, or any employee, officer or agent of the Companies or Stockholder committing to do any of the foregoing.

(s)                  Hazardous Materials. Except as set forth on Schedule 4(s), neither Company has generated, transported, handled, recycled, stored, reclaimed or disposed of Hazardous Materials in violation of, or that would otherwise subject the Company to a Liability under, any Environmental Law. No liens with respect to environmental Liability have been imposed against either Company or the Business under CERCLA, any comparable state statute or other Applicable Law.

(t)                  Absence of Certain Business Practices. Except as set forth in the Transaction documents, none of the Companies, Stockholder or the Companies’ employees have ever made, offered or agreed to offer anything of value to any employees of any customers of the Companies for the purpose of attracting business to either Company or any foreign or domestic governmental official, political party or candidate for government office or any of their respective employees or representatives, nor have they otherwise taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

(u)                 No Brokers. Neither the Companies nor Stockholder has had any dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the transactions contemplated by this Agreement or any Transaction Document.

(v)                 Insolvency. Neither the Companies nor any Stockholder is in bankruptcy, in liquidation, winding-up or in the process of dissolution. No petition or notice has been presented, no order has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of either Company. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the assets or the income of Stockholder or either Company. Neither the Companies nor Stockholder has any plan or intention of, or has not received any written notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of any such receiver, trustee, custodian or similar fiduciary. At the Closing, there will be Available Cash in each Company’s bank account.

(w)                Officers and Bank Accounts. Schedule 4(w) is a correct and complete list of (i) each officer, director or manager of each Company, (ii) each bank account of the Companies and (iii) the persons authorized to sign checks drawn on such accounts. No power of attorney granted by either Company is in effect.

(x)                 Trade Relations. Since the date of the Financial Statements, there has not been any actual, or, to Stockholder’s Knowledge, any threatened, termination, cancellation or limitation of, or any materially adverse modification or change in, any business relationship of either Company with one or more customers, individually or in the aggregate, representing more than one percent (1%) of the revenues of the Company reflected in the Financial Statements.

(y)                 Indebtedness. There are no issued or outstanding bonds, debentures, notes, or other Contracts or Liabilities for Indebtedness of either Company.

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5.                   REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Stockholder that the statements contained in this Article 5: (i) are correct and complete as of the Effective Date; (ii) will be correct and complete as of the Closing Date (if different than the date hereof); and (iii) shall survive the Closing.

(a)                 Corporate Organization. Buyer is a corporation, duly formed, validly existing and in good standing under the laws of the State of Florida. Buyer is duly authorized, qualified and licensed under all Applicable Laws to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse effect on its ability to perform its obligations under this Agreement or any Transaction Document.

(b)                 Corporate Authority. Buyer has the corporate power and authority to execute and deliver, and bind Buyer to the terms of, this Agreement and each Transaction Document, to perform its obligations hereunder and thereunder and to consummate the transaction contemplated of it hereby and thereby. Buyer has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement and each Transaction Document and the consummation of any transactions contemplated hereby or thereby by Buyer. All corporate action by Buyer necessary to approve the transactions contemplated by this Agreement and the Transaction Documents (including director and shareholder approvals, if necessary) has been taken.

(c)                 No Conflicts. The execution, delivery and performance of this Agreement and each Transaction Document by Buyer and the consummation of any transactions contemplated hereby or thereby by Buyer will not (assuming, with respect to Clauses (ii)-(iii), all Buyer Required Approvals have been obtained):

(i)                   conflict with, or result in a breach or violation of any Charter Document of Buyer;

(ii)                 result in a material breach under any document, agreement or other instrument to which Buyer is a party;

(iii)                violate in any material respect any Applicable Law (in effect as of the Effective Date or the Closing Date, as applicable) applicable to Buyer; or

(iv)               require any notices to, consents of or filings with any Governmental Authority or other third Person, except those set forth in Schedule 5(c) (collectively, the “Buyer Required Approvals”).

(d)                 Binding Agreement. This Agreement and each Transaction Document has been duly executed and delivered by Buyer and is each a binding and valid obligation of Buyer (assuming the due execution and delivery by each other party thereto, if any), enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

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(e)                 No Brokers. Buyer has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the transactions contemplated by this Agreement or any Transaction Document.

(f)                  Insolvency. Buyer is not in bankruptcy, in liquidation, winding-up or in the process of dissolution. No petition or notice has been presented, no order has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Buyer. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the assets or the income of Buyer. Buyer does not have any plan or intention of, or has not received any written notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of any such receiver, trustee, custodian or similar fiduciary.

6.                   CLOSING CONDITIONS.

Reserved.

7.                   POST CLOSING COVENANTS.

(a)                 Tax Matters.

(i)                   Scope of Tax Indemnity Provisions. The Parties acknowledge and agree that, in the case of any indemnity claim for Taxes under this Section 7(a), the respective indemnification rights and obligations of the Parties shall be governed by this Section 7(a) and not by Article 8. Notwithstanding anything to the contrary in this Section 7(a), Buyer shall not have any liability for any Tax in connection with either Company until the Closing has occurred. In order to accurately determine the financial position of the Company over the Straddle Period, each Company shall have an interim closing of its books on the Closing Date.

(ii)                 Allocation of Liability for Taxes.

(A)                Stockholder’s Liability. Stockholder shall be liable for, and shall indemnify, defend and hold each Buyer Indemnitee harmless from and against, any and all Taxes imposed on or with respect to the Companies for any Pre-Closing Period.

(B)                Buyer’s Liability. Buyer shall be liable for, and shall indemnify, defend and hold Stockholder harmless from and against, (1) any and all Taxes imposed on and solely with respect to the AOS Company for any Post-Closing Period activity; and (2) any and all state stamp or documentary transfer Taxes arising from the transfer of the Stock hereunder.

(iii)                Preparation and Filing of Tax Returns.

(A)                Stockholder’s Rights and Responsibilities. Stockholder shall have the obligation to timely prepare and file, or cause to be timely prepared and filed, when due, all Tax Returns that report Taxes for which such Stockholder is liable under Section 7(a)(ii)(A) (other than Straddle Period Tax Returns).

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(B)                Buyer’s Rights and Responsibilities. Buyer shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due, all Tax Returns that report Taxes for which Buyer is liable under Section 7(a)(ii)(B) (including all Straddle Period Tax Returns).

(C)                Preparation of Tax Returns.

(1)                 Buyer shall prepare and provide, or cause the Companies to prepare and provide, to Stockholder, in accordance with the past custom and practice of each Company, Stockholder’s Tax packages and such other Tax information as is reasonably requested by Stockholder to enable Stockholder to prepare any Tax Return which such Stockholder has the right and obligation hereunder to prepare and file.

(2)                 Each Stockholder shall prepare and provide to Buyer such Tax information as is reasonably requested by Buyer with respect to the operations, ownership, assets or activities of each Company for Pre-Closing Periods to the extent such information is relevant to any Tax Return which Buyer has the right and obligation hereunder to prepare and file. Any Tax information reasonably requested by Buyer pursuant to this Section 7(a)(iv)(C)(2) shall be provided to Buyer within ten (10) days of such request.

(iv)               Tax Controversies; Assistance and Cooperation.

(A)                Notice. In the event any Tax Authority informs a Stockholder, on the one hand, or Buyer, on the other hand, of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other Party may incur liability hereunder, the Party so informed shall promptly notify the other Party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax Authority with respect to such matter. If a Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to provide the indemnifying Party prompt notice of such asserted Tax liability (i) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to provide prompt notice results in a monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

(B)                Expenses. Buyer and Stockholder shall each bear their own expenses in connection with audit and other administrative and judicial proceedings under this Section 7(a).

(C)                Assistance and Cooperation. Stockholder, on the one hand, and Buyer, on the other hand, shall cooperate (and cause their Affiliates to cooperate) with each other and each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in its possession available to the other Party. The Parties shall retain all Tax Returns, schedules and workpapers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax Period to which such Tax Returns and other documents and information relate. Each of the Parties shall also make available to the other Party, as reasonably requested and available, personnel (including employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

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(v)                 Survival of Items Related to Taxes. Notwithstanding any other provision of this Agreement to the contrary, the covenants, representations and warranties made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith related to Taxes shall survive the Closing Date and shall continue in full force and effect until sixty (60) days after all applicable statutes of limitations, including waivers and extensions thereof, have expired with respect to the matters addressed therein.

(b)                 Further Assurance. From time to time on and after the Closing and without further consideration, each Party shall deliver or cause to be delivered to any other Party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the Transaction Documents and the transaction contemplated hereby and thereby. Stockholder, also without further consideration, agrees to cooperate with Buyer and to use its reasonable efforts to cause the present officers and employees of each Company to cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

(c)                 Books and Records. Stockholders shall, promptly after the Closing, provide or cause to be provided to Buyer all of the books and records in connection with the AOS Company in the possession of Stockholder or its Affiliates, and, upon Buyer’s exercise of the Remainder Right, of the AHA Company in the possession of Stockholder or its Affiliates.

(d)                 Amendment to Employment Agreement. Buyer and Stockholder are parties to that certain Employment Agreement, effective as of June 1, 2014 (the “Employment Agreement”). Buyer and Stockholder hereby agree that (i) Section 3 of the Employment Agreement shall be amended such that the amount of “$30,000.00” is hereby deleted and replaced with the amount of “$50,000.00”; and (ii) the date “June 01, 2014” set forth in the introductory paragraph of the Employment Agreement is hereby deleted and replaced with the words “the Final Approval (as such term is defined in that certain Stock Purchase Agreement between, inter alia, the parties, dated as of May 27, 2014).” All other terms of the Employment Agreement shall remain unchanged, and the parties thereto agree that the Employment Agreement shall be in full force and effect as of the Closing Date.

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(e)                 Pursuit of Application. Immediately upon the Closing, and in no event later than five (5) business days thereafter, Stockholder shall cause the AHA Company to, and the AHA Company shall, file with the ACCSC an Application of Change of Ownership Part I (the “Application”) for the purpose of obtaining the Approval of Buyer’s ownership of all of the issued and outstanding equity interests in the AHA Company and maintaining the AHA Company’s accreditation status with ACCSC. Stockholder and the AHA Company shall take all actions necessary or desirable, in the discretion of Buyer and the ACCSC, to ensure that the Application is properly submitted and the Approval is timely granted. Following the Approval, Stockholder shall cooperate with Buyer and the AHA Company in all respects to properly complete and file an Application of Change in Ownership Part II (the “Final Application”) with the ACCSC not later than forty five (45) days following the exercise by Buyer of the Remainder Right. Stockholder shall continue to cooperate and take all actions necessary or desirable, in the discretion of Buyer and the ACCSC, to ensure that the Final Application is approved, including, without limitation, with respect to the performance by the ACCSC of any onsite or other inspections or investigations and the issuance of a final, formal notice of accreditation with respect to Buyer as owner of the AHA Company (such notice, the “Final Approval”).

(f)                  No Issuance. From and after the Closing and until the exercise or waiver of the Remainder Right by Buyer, neither Stockholder nor the AHA Company shall issue any debt or equity interest of any kind or nature to any Person without the prior written consent of Buyer. The Parties agree that the foregoing provision is intended solely to prevent dilution of Buyer’s AHA Stock, and not for the purposes of controlling or managing the AHA Company.

(g)                 Survival. The covenants in this Article 7 shall survive the Closing.

8.                   INDEMNIFICATION.

(a)                 Indemnification by Stockholder. Stockholder agrees that it will indemnify, defend, protect and hold harmless Buyer and the Companies and their respective divisions, subdivisions, Affiliates, subsidiaries and parents and their respective officers, shareholders, members, directors, agents, employees, successors and assigns (collectively, “Buyer Indemnities”) at all times from and after the Closing Date from and against all liabilities claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys’ fees and expenses, and expenses of investigation) whether equitable or legal (collectively “Losses”), arising out of, as a result of or incident to (and whether or not related to any occurrence prior to, on or after the Closing Date): (i) any breach of, misrepresentation in, untruth in or inaccuracy in any representation or warranty (including those relating to the environmental condition of the Business and the Companies’ environmental compliance) made in this Agreement or any Transaction Document by the Stockholders or the Companies (in each case, with any resulting Loss measured without regard to any “materiality,” “Material Adverse Effect” or similar qualifiers in any such representation or warranty); (ii) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of any Stockholder made in this Agreement or any Transaction Document; (iii) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of a Company made in this Agreement or any Transaction Document and to be performed on, before or after the Closing Date; (iv) the existence of Liabilities of either Company in excess of the Liabilities represented by Stockholders and the Companies; (v) any claim arising from an occurrence or action prior to Closing; (vi) any Excluded Liabilities; and (vii) any claim by a third party that, if true, would mean that a condition for indemnification set forth in Clauses (i) through (vi) of this Section 8(a) had been satisfied.

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(b)                 Indemnification by Buyer. Buyer agrees that it will indemnify, defend, protect and hold harmless each Stockholder and its Affiliates, and their respective officers, shareholders, directors, agents, employees, heirs, successors and permitted assigns (collectively, the “Stockholder Indemnities”), at all times from and after the Closing Date from and against all Losses incurred by Stockholder Indemnities as a result of or incident to: (i) any breach of, misrepresentation in, untruth in or inaccuracy in any representation or warranty made in this Agreement or any Transaction Document by Buyer; (ii) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement or any Transaction Document; and (iii) any claim by a third party that, if true, would mean that a condition for indemnification set forth in Clause (i) or (ii) of this Section 8(b) had been satisfied.

(c)                 Procedure for Indemnification with Respect to Third-Party Claims.

(i)                   If any third party shall notify a Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) or if any Party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third-Party Claim), then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii)                 The Indemnifying Party will have the right to defend the Indemnified Party against a Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences (which will include all Losses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only monetary damages and does not seek an injunction or equitable relief, (D) settlement of, or adverse judgment with respect to the Third-Party Claim is not, in the good faith, reasonable judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively, diligently and completely.

(iii)                So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8(c)(ii), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld) and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

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(iv)               In the event or to the extent that any of the conditions set forth in Section 8(c)(ii) is or becomes unsatisfied, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third-Party Claim (including attorneys, fees and expenses), (C) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 8; and (D) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligation should be reduced because of the manner in which the counsel for the Indemnified Party handled the Third-Party Claim.

(d)                 No Consequential Damages. EXCEPT WITH RESPECT TO THIRD-PARTY CLAIMS INDEMNIFABLE HEREUNDER, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT FOR SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON STATUTE, TORT, COMMON LAW, STRICT LIABILITY, CONTRACT OR OTHERWISE AND WHETHER ARISING FROM SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHERWISE IN CONNECTION HEREWITH OR THEREWITH.

(e)                 Survival. Except for claims based on fraud in connection with this Agreement and the transactions contemplated hereby, all covenants and agreements of Stockholder, the Companies and Buyer which require performance prior to the Closing will survive the Closing and remain in effect until the date twelve (12) months following the Closing Date (the “Expiration Date”), and unless a specified period is set forth in this Agreement, the covenants in this Agreement which require performance after the Closing will survive the Closing and remain in effect indefinitely. Unless otherwise specified in this Section 8(e) or elsewhere in this Agreement, and except for claims based on fraud in connection with this Agreement or the transactions contemplated hereby, all representations and warranties that are covered by the indemnification obligations in Sections 8(a) and Section 8(b) shall expire on the Expiration Date; provided, however, that the indemnification claims with respect to the representations and warranties set forth in: (i) Section 4(p) (Tax Matters) and Section 4(m) (Employee Benefits) (to the extent related to Tax matters) shall survive for the duration of the period ending 30 days following the expiration of the applicable statute of limitations, and (ii) Section 4(a) (Organization: Authority), Section 4(b) (Equity Ownership), Section 4(c) (Capitalization), shall survive until the expiration of the applicable statute of limitations. All representations described in clauses (i) and (ii) of this Section 8(e), shall be collectively referred to herein as “Fundamental Representations,” If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation, warranty, covenant or agreement, either a notice of claim or notice of a Third-Party Claim based upon a breach of such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the final resolution of the matter covered by such notice (including, without limitation, the final determination and/or payment of any Losses which any Indemnified Party may incur at any future date to the extent of the matter covered by such notice or otherwise arising out of the matter covered by such notice). If the legal proceeding or written claim with respect to which a notice of a claim or notice of a Third-Party Claim has been given is definitively withdrawn or resolved in favor of an Indemnified Party, such Indemnified Party shall promptly so notify the Indemnifying Party.

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(f) Buyer Cap. Notwithstanding anything to the contrary herein, Buyer shall not be liable for any Losses of Stockholder in excess of the Purchase Price.

9.                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION AND NON-COMPETE.

(a)                 Nondisclosure by Stockholder. Stockholder recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Companies, such as lists of customers, and pricing and cost policies that are valuable, special and unique assets of the Companies and the Business. Stockholder agrees that it will not disclose such confidential information to any third party or other entity for any purpose or reason whatsoever, except to authorized representatives of Buyer, unless such information becomes known to the public generally through no fault of any of a Stockholder. In the event of a breach or threatened breach by Stockholder of the provisions hereof, Buyer shall be entitled to an injunction restraining such Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section 9(a) shall apply at all times prior to the Closing Date and for a period of two (2) years following the Closing.

(b)                 Noncompetition. Stockholder agrees that for thirty six (36) months after the Closing, regardless of the reason, such Stockholder shall not—directly or indirectly—be employed by, supervise, assist, perform services, work, own, operate or otherwise engage in activities for a Competitive Business (other than the conduct of the AHA Business unless and until the exercise of the Remainder Right) in any capacity anywhere in the State of Florida, which the Parties stipulate is a reasonable geographic area because of the scope of the Companies’ operations and Stockholder’s history with the Company and consideration received pursuant to this Agreement. Stockholder may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(c)                 Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 9(b) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Section 9(b) will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Section 9(b) is a material inducement of Buyer to enter into this Agreement and is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the assets of the Companies and to prevent any unfair advantage conferred on Stockholder.

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(d)                 Public Announcements. No public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by Stockholder or the AHA Company without the prior consent of Buyer, except as such release or announcement may be required by Applicable Law or applicable securities or stock exchange rules, in which case, the Party required to make such release or announcement shall allow, to the extent practicable, the other Parties reasonable time to comment on such release or announcement in advance of such release or announcement.

10.                GENERAL.

(a)                 Assignment; Amendment. This Agreement and the rights of the Parties hereunder may not be assigned and shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns; provided, however, that Buyer may assign this Agreement to any Affiliate. This Agreement may be modified or amended only by a written instrument executed by all Parties.

(b)                 Third-Party Beneficiary. The Parties agree that no Person (other than a Party) shall be a third-party beneficiary to this Agreement.

(c)                 Entire Agreement. This Agreement (together with the Transaction Documents) is the final, complete and exclusive statement and expression of the agreement among the Parties with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement (together with the Transaction Documents) supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind with respect to the subject matter of this Agreement.

(d)                 Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

(e)                 Expenses of Transaction. Whether or not the transactions herein contemplated shall be consummated: (i) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the negotiation or execution of this Agreement or any Transaction Document and any amendments hereto or thereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement or any Transaction Document; and (ii) Stockholders will pay the fees, expenses and disbursements of Stockholder and the Company and their respective agents, representatives, accountants and counsel incurred in connection with the negotiation or execution of this Agreement or any Transaction Document and any amendments hereto or thereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Stockholders and the Company under this Agreement or any Transaction Document. All such fees, expenses and disbursements of Stockholders and the Company shall be paid by Stockholder prior to or at the time of the Closing so as not to become an obligation of the Company.

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(f)                  Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the Party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such Party.

(a) If to Stockholder or a Company, addressed to it at:

c/o Angela K. Artemik

3141 South Military Trail

Law Worth, Florida 33463

(b) If to Buyer, addressed to it at:

10 Fairway Drive

Deerfield Beach, Florida 33441

Attention: Thomas Guerriero, CEO

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three (3) Business Days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any Party may change the address for notice by notifying the other Parties of such change in accordance with this Section 10(f).

(g)                 Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(h)                 Proceeding. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED in the federal courts of the United States OF AMERICA IN THE SOUTHERN DISTRICT OF NEW YORK, OR the State DISTRICT THEREIN AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. Each Party hereby consents to service of process by registered mail or receipted courier at its address set forth in Section 10(F) and agrees that its submission to jurisdiction and its consent to service of process by mail are made for the express benefit of the other Parties.

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(i)                   Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(i).

(j)                  No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

(k)                 Time of the Essence. Time is of the essence of this Agreement.

(l)                   Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

(m)               Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the Parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(n)                 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Applicable Law shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”. Unless otherwise specified or where the context otherwise requires: (i) the singular shall include the plural and the plural shall include the singular wherever appropriate; (ii) references to any gender include all others if applicable in the context; (iii) any term defined as a particular part of speech shall have the analogous meaning when used as a different part of speech; (iv) the words “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) references to “Clauses,” “Sections,” “Articles,” “Schedules” and “Exhibits” shall be to Clauses, Sections, Articles, Schedules and Exhibits of or to this Agreement; (vi) the Schedules and Exhibits to this Agreement are an integral part of this Agreement; (vii) references to any Person include the successors and permitted assigns of such Person and any reference to a Governmental Authority includes any successor thereto; (viii) references to any Contract (including this Agreement) or other document are to such Contract or other document as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, as applicable; (ix) any reference to any Applicable Law means such Applicable Law as amended, supplemented, modified or replaced from time to time and (x) the use of the words “or,” “either” and “any” shall not be exclusive. The Parties intend that representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact the Party is in breach of the first representation, warranty or covenant.

[THIS PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

OXFORD CITY FOOTBALL CLUB, INC.

By: /s/ Thomas Guerriero

Printed Name: Thomas Guerriero

Title: CEO, President

ACADEMY OF HEALING ARTS, MASSAGE & FACIAL SKIN, INC.

By: /s/ Angela K. Artemik

Printed Name: Angela K. Artemik

Title: President

ANJO OF SKYLAKE, INC.

By: /s/ Angela K. Artemik

Printed Name: Angela K. Artemik

Title: President

ANGELA K. ARTEMIK

By: /s/ Angela K. Artemik

Printed Name: Angela K. Artemik

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List of Exhibits

Exhibit A -- Glossary

Exhibit B -- Wire Transfer Instructions

EXHIBIT B

GLOSSARY

Unless otherwise set forth herein, capitalized terms shall have the respective meanings ascribed to such terms in the body of the Agreement.

“Act” – means the Securities Act of 1933, as amended.

“Adverse Claims” – shall have the meaning set forth in Section 1(a).

“Affiliates” – means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

“Agreement” – shall have the meaning set forth in the Preamble.

“Applicable Laws” and “Applicable Law” – means any applicable federal, national, regional, state, municipal or local law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ, similar action or decision implementing any of the foregoing by any Governmental Authorities, and includes all applicable Governmental Approvals.

“Benefit Plan” – shall have the meaning set forth in Section 1(c).

“Business” – shall have the meaning set forth in the Recitals.

“Business Day” – means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Florida are authorized or required by Applicable Law to be closed for business.

“Buyer” – shall have the meaning set forth in the Preamble.

“Buyer Indemnitees” – shall have the meaning set forth in Section 8(a).

“Buyer Required Approval” – shall have the meaning set forth in Section 5(c)(iv).

“CERCLA” – means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Charter Documents”- means, with respect to a Person, the certificate or articles of incorporation, certificate or articles of formation or organization, by-laws, shareholders’ agreement, limited liability company agreement, partnership agreement or other comparable organizational documents, as applicable, of such Person.

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“Closing” – shall have the meaning set forth in Section 3(a).

“Closing Date”-shall have the meaning set forth in Section 3(a).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Contract” - means any agreement, contract, lease, consensual obligation, promissory note, evidence of Indebtedness, purchase order, letter of credit, license, promise or undertaking of any nature (whether written or oral and whether express or implied), including letters of intent, executed term sheets, and similar evidences of an agreement in principle.

“Effective Date” – shall have the meaning set forth in the Preamble.

“Employee Benefit Plan” – shall have the meaning set forth in Section 4(n).

“Employees” – means those Persons who render services exclusively on behalf of a Company immediately prior to the Closing.

“Environmental Documents” – shall have the meaning set forth in Section 4(h)(ii).

“Environmental Law” – means any Applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” – means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

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“Excluded Liabilities” – means any Liabilities of Stockholder or a Company not disclosed in writing to Buyer prior to the Effective Date.

“Financial Statements” – shall have the meaning set forth in Section 4(e).

“GAAP” – means United States generally accepted accounting principles in effect from time to time.

“Governmental Approval” means any right, authorization, approval, consent, license, ruling, permit, tariff, certification, exemption, declaration, resolution, order, recognition, grant, confirmation, clearance, filing or registration from, by or with any Governmental Authority (including Environmental Permits).

“Governmental Authority” – means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Applicable Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” – means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” – means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” –means, with respect to any Person: (a) all indebtedness of such Person (whether or not contingent and whether or not secured or unsecured) for borrowed money; (b) all Liabilities of such Person for the deferred purchase price of property or services; (c) all Liabilities of such Person evidenced by notes, bonds, debentures, finance leases or other similar instruments and Liabilities of such Person for reimbursement in respect of any letter of credit, banker’s acceptance or similar credit transaction; (d) all Liabilities of such Person in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which Liabilities are required to be classified and accounted for under GAAP as capital leases; (e) all Liabilities of such Person with respect to hedging, swaps or similar arrangements; and (f) all guarantees, pledges and grants of a security interest by such Person in respect of, or securing obligations with respect to, the indebtedness or other Liabilities of any other Person referred to in Clauses (a) through (e).

“Indemnified Party” – shall have the meaning set forth in Section 8(c)(i).

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“Indemnifying Party” – shall have the meaning set forth in Section 8(c)(i).

“Knowledge” – shall mean the actual knowledge of a Party and the knowledge that such Party would be reasonably expected to have under the circumstances.

“Land” – shall have the meaning set forth in Section 4(i)(i).

“Leased Land” – shall have the meaning set forth in Section 4(i)(i).

“Liabilities” – means any direct or indirect liabilities, obligations, expenses, indebtedness, claims, losses, damages, deficiencies, guarantees, endorsements or commitments, in each case, whether accrued, absolute, contingent, asserted, unasserted, matured, unmatured, secured or unsecured.

“Losses” – shall have the meaning set forth in Section 8(a).

“Material Adverse Effect” – means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of a Company, or (b) the ability of Stockholder or any Company to consummate the transactions contemplated by this Agreement or any Transaction Document.

“Material Contracts” – shall have the meaning set forth in Section 4(k).

“Parties” –means Buyer, each Company and Stockholder.

“Permitted Encumbrances” – means any of the following matters: (i) liens for taxes not yet due and payable or taxes that are being contested in good faith; (ii) landlord’s liens (other than those of the AOS Company) which do not materially impair the occupancy or use, value or marketability of the property which they encumber; and (iii) encumbrances (including, without limitation, fee mortgages or ground leases) affecting a Company’s Leased Land not created or granted by such Company which do not impair the occupancy or use, value or marketability of the property which they encumber.

“Person” – means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Policy” ” – shall have the meaning set forth in Section 4(l).

“Post-Closing Period” – means (a) as to Taxes in the nature of income or franchise Taxes measured by net income, gross receipts or taxable capital, any Tax Period of the Companies commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date, and (b) as to all other Taxes, any Tax Period of the Companies with respect to which the proper due date for payment of Taxes (without regard to extensions) is after the Closing Date.

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“Pre-Closing Period” – means (a) as to Taxes in the nature of income or franchise Taxes measured by net income, gross receipts or taxable capital, any Tax Period of the Companies ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date, and (b) as to all other Taxes, any Tax Period of the Companies with respect to which the proper due date for payment of Taxes (without regard to extensions) is on or before the Closing Date.

“Purchase Price” – shall have the meaning set forth in Section 2(a).

“Representatives” means, with respect to a Person, the agents, auditors, advisors, counsel, consultants, engineers, and representatives of such Person.

“Stock” – shall have the meaning set forth in Section 1(a).

“Stockholder” – shall have the meaning set forth in the Preamble.

“Stockholder Indemnities” – shall have the meaning set forth in Section 8(b).

“Stockholder Required Approval” – shall have the meaning set forth in Section 4(o)(ii)(D).

“Straddle Period” –means any Tax Period of a Company in respect of Taxes in the nature of income or franchise Taxes measured by net income, gross receipts or taxable capital that begins before and ends after the Closing Date.

“Tax” or “Taxes” – means any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, transfer, value added, estimated or other similar tax or charge in the nature of a tax imposed by any governmental entity (whether national, state, local or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Authority” – means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency, if any, charged with the collection of such Tax for such entity or subdivision.

“Tax Period” – means, with respect to any Tax, the period for which the Tax is reported as provided under Applicable Tax Law.

“Tax Return” – means, with respect to any Tax, any information return, report, statement, declaration or document required to be filed under the Applicable Tax Law in respect of such Tax, any claim for refund of Taxes paid and any amendment or supplements to any of the foregoing.

“Third-Party Claim” – shall have the meaning set forth in Section 8(c)(i).

“Transaction Document” –means, with respect to a Party, each Contract, certificate or other document to be executed and delivered by such Party pursuant to this Agreement or otherwise agreed to be deliverable at Closing, including, without limitation, the documents described in Sections 3(b) and 6 hereof.

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